As filed with the Securities and Exchange Commission on January 18, 2000

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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant {x}

Filed by a Party other than the Registrant {_}

Check the appropriate box:
{_}  Preliminary Proxy Statement
{_} Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
{_}  Definitive Proxy Statement
{_}  Definitive Additional Materials
{x}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             THE COASTAL CORPORATION
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

{x}  No fee required.

{_}  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transactions:

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{_}  Fee paid previously with preliminary materials.

{_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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     (1)  Amount Previously Paid: ______________________________________________

     (2)  Form, Schedule or Registration Statement No.: ________________________

     (3)  Filing Party: ________________________________________________________

     (4)  Date Filed: __________________________________________________________
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          The Coastal Corporation ("Coastal") and certain other persons named below may be deemed to be participants in the solicitation of proxies in respect of the proposed merger (the "Merger") of El Paso Merger Company ("Merger Sub"), a wholly-owned subsidiary of El Paso Energy Corporation ("El Paso"), with and into Coastal, pursuant to an Agreement and Plan of Merger, dated as of January 17, 2000, by and among Coastal, El Paso and Merger Sub (the "Merger Agreement"). Participants in such solicitation include the following directors and executive officers of Coastal: David A. Arledge, Coby C. Hesse, James A. King, Jeffrey A. Connelly, Carl A. Corrallo, Rodney D. Erskine, Donald H. Gullquist, Dan J. Hill, Kenneth O. Johnson, Austin M. O'Toole, James L. Van Lanen, Thomas M. Wade, M. Truman Arnold, Daniel F. Collins, Thomas E. Jackson, Jeffrey B. Levos, John J. Lipinski, Stirling D. Pack, Jr., M. Frank Powell, Keith O. Rattie, Ronald D. Matthews, Harold Burrow, John M. Bissell, George L. Brundrett, Jr., James F. Cordes, Roy L. Gates, Anthony W. Hall, Jr., Jerome S. Katzin, J. Carleton MacNeil, Jr., Thomas R. McDade, and O. S. Wyatt, Jr. Except as noted below, none of the foregoing persons beneficially owns (i) more than 1% of the outstanding shares of Coastal's common stock or (ii) more than 1% of the outstanding shares of Coastal's Class A common stock. Mr. Wyatt owns approximately 4.8 million shares of Coastal's common stock (constituting approximately 2.2% of Coastal's outstanding common shares) and approximately 154,400 shares of Class A Common Stock (constituting approximately 45% of the outstanding Class A common shares). Mr. Burrow owns approximately 13,600 outstanding shares of Class A common stock (constituting approximately 3.9% of the outstanding Class A common shares, and Mr. Johnson owns approximately 9,600 shares of Class A common stock (constituting approximately 2.8% of the outstanding Class A common shares). The ownership information is as of December 31, 1999. The Merger Agreement provides that the Board of Directors of El Paso from and after the consummation of the Merger shall consist of 12 persons, five of whom shall be appointed by Coastal including Mr. Arledge who shall be the Vice Chairman of the Board. Coastal has entered into employment agreements with certain members of management, including Messrs. Hesse, King, Connelly and Corrallo. These agreements become effective as of the date of the Merger. Under certain benefits plans and other employment agreements maintained by Coastal, certain benefits may become vested or accelerated in connection with the Merger with respect to Messrs. Arledge, Hesse, King, Connelly and Corrallo. The Merger Agreement provides for a "stock out" of any options or restricted shares held by employees and directors of Coastal.